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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The following information includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

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  our high level of indebtedness;

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  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

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  our ability to improve the operating performance of our existing stores in accordance with our long term strategy;

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  our ability to realize the benefits of the Brooks Eckerd acquisition;

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  our ability to hire and retain pharmacists and other store personnel;

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  our ability to open or relocate stores according to our real estate development program;

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  the efforts of private and public third-party payors to reduce prescription drug reimbursement and encourage mail order;

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  competitive pricing pressures and continued consolidation of the drugstore industry;

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  changes in state or federal legislation or regulations;

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  the outcome of lawsuits and governmental investigations;

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  general economic conditions and inflation, interest rate movements and access to capital; and

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  other risks and uncertainties described elsewhere in this filing and from time to time in our other filings with the Securities and Exchange Commission ("the SEC").

        We undertake no obligation to update or revise the forward-looking statements included herein, whether as a result of new information, future events or otherwise, after the date of this filing. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview and Factors Affecting Our Future Prospects" included in our Annual Report on Form 10-K for the fiscal year ended March 1, 2008.

To our Fellow Stockholders, Customers, Associates and Suppliers:

        When we began fiscal 2008 back in March 2007, we had high expectations for our company. We were close to completing the acquisition of the Brooks Eckerd drugstore chain and transforming our company overnight into a chain of more than 5,000 stores with the scale to better compete in the growing drugstore sector. Our strategy was to add stores in our strongest existing markets to increase market share while at the same time save costs by leveraging our existing talent, technology and best practices. We were getting ready to start closing the gap with our major competitors.

        We believe that strategy is as sound today as it was then. However, the economy and the consumer changed. And while our entire team remained focused on our two overriding goals—to successfully begin to integrate our acquired stores and at the same time, improve our core business—suddenly there were obstacles in the road. In the second half of the fiscal year, recession fears continued to grow, prescription sales in general slowed and customers became a lot more careful with the fewer dollars they had to spend.

        What happened to Rite Aid happened to most retailers. But, unlike other retailers, we had just increased our size by more than 50% and embarked on a 16-month integration of more than 1,800 stores that called for integrating six new distribution centers, converting all store systems, adding 8,000 items of new merchandise and a minor remodel program to make the stores all look and feel like Rite Aid. And with the credit crunch following the burst of the housing bubble, more highly leveraged companies like ours became unpopular with investors despite the fact that we already had the financing we needed for our integration plan.

        This is not meant to make excuses for our performance. We share our stockholders' disappointment that our results for fiscal 2008 did not meet original expectations even though we had always predicted a net loss because of expenses related to the Brooks Eckerd acquisition.

        As we look back, we were overly optimistic about the performance of the acquired stores, where merchandise in the front of the store was out of stock and sales already had declined during the nine months it took to close the acquisition. We wrongly thought that even with the upheaval of changing out nearly all merchandise in the front of the store and completing a significant number of systems conversions and minor remodels, we could keep disruption to customers and frustration for associates to a minimum. And we had to make some tactical decisions that hurt sales chainwide, like moving to one advertising circular before all of our acquired stores had the full complement of Rite Aid merchandise, which limited our promotions for nearly two quarters.

        But at the same time, we made significant progress in setting the stage for Rite Aid's future long-term growth which shouldn't be overlooked.

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  With the acquisition of Brooks Eckerd, we became the largest drugstore chain on the East coast and significantly strengthened our ability to compete as the third largest national chain. We now have a strong market position in 76% of our major markets; and while obtaining regulatory approval took longer than expected, in the end we were required to divest only a very few stores.

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  By the end of the fiscal year, we had integrated all six distribution centers, significantly expanded front of store offerings at every location by replacing all merchandise with Rite Aid assortments and replaced systems, including the pharmacy dispensing system, in nearly two-thirds of the acquired stores. We learned a lot along the way, modifying our conversion process to make it less disruptive to both our customers and our associates.

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  We delivered $200 million of cost-savings synergies, more than we had originally forecasted.

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  In our core stores, we increased pharmacy sales, grew prescription volume and improved margin rates every quarter. Customer satisfaction ratings improved significantly year over year, especially in the pharmacy. While same store sales in the acquired stores remain negative, sales and margin trends started moving in the right direction at the end of the fiscal year.

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  Our new store development program continued with the opening of 120 new and relocated stores with our easy-to-shop Customer World design. We also increased the depth of our senior management team with the hire of experienced and talented operations executives from well-respected retailers Target and the H.E. Butt Grocery Company.

        As we move into fiscal 2009, we expect another challenging year with a weak economy, a cautious consumer and prescription sales and volume expected to grow at only 2 to 3 percent for the industry overall. Despite these headwinds, we remain confident that our strategy, the initiatives we've developed to build on the strength of the Rite Aid brand and the hard work of nearly 113,000 dedicated associates will lead to long-term profitable growth. We believe that by focusing on the following three critical priorities this year, we will continue to strengthen our competitive position.

Successfully completing the integration.

        Our integration is proceeding smoothly into the new fiscal year with completion of all systems conversions set for the end of May, 2008 and all store minor remodels finished by October, 2008. Sales and margin trends in the acquired stores continue to improve, and customer complaints during the transition have continued to drop substantially. With most of the systems conversions complete, we have combined core Rite Aid and former Brooks Eckerd stores under one field management structure and strengthened our entire field divisional, regional and district leadership teams to make it easier for our new associates to complete the transition to Rite Aid. Although it's going to take more time than we initially anticipated to get our acquired stores performing at the level we expect, we now have the scale and density in key markets to more effectively compete and improve our performance.

Increasing productivity in all of our stores.

        Improving customer satisfaction with our "With Us It's Personal" brand of service and our strategic vision to become the customer's first choice for health and wellness products, services and information will guide our initiatives to increase profitable sales. We'll continue to build on our health condition marketing programs like diabetes, heart health and allergies and expand Living More, the most comprehensive senior loyalty program in the drugstore sector, to drive both prescription growth and front of store sales. Our plan is to add more health and wellness programs that respond to the unique needs of individual customer segments, capitalizing on the success we've had building loyalty with more than 3.4 million Living More members.

        In the pharmacy, we will increase efforts to keep our patients compliant with their doctor's instructions—and hopefully healthier—by sending reminder refills by phone and letter. We will also continue to save money for patients and payors, while at the same time improving our margins, by increasing our generic dispense rate, which is currently at an all-time industry high of more than 67%. Our goal is to raise that rate to 70%. We plan to grow prescriptions by aggressively seeking pharmacy acquisitions in our key markets that include buying stores as well as buying patient prescription files from pharmacies that are closing.

        In the front of the store, we'll focus on value and distinguishing ourselves from the competition. That includes more effective promotions and additional Rite Aid brand offerings, including the exclusive skin care and bath and body lines we recently introduced, which save money for our customers and provide greater profit for us. We're upgrading our photo centers this summer with new state-of-the-art digital technology as part of a new partnership with Fujifilm. And we will continue to add GNC vitamin departments, which keep us ahead of our competition in this core health and wellness category and draw customers to Rite Aid because of GNC brand recognition.

Effectively controlling expenses.

        While we are diligently working to improve the top line, we are also focused on increasing the bottom line by continuing to manage our expenses. Through our spend management program, we are focusing our resources on areas that increase efficiency and reduce cost without harming the shopping experience in our stores. This priority to operate more efficiently is even more critical today with the challenging economic environment and in a time when everyone is looking to reduce health care costs.

        Along with these priorities, we will continue our new store development program with 85 new stores planned for fiscal 2009, with most being relocations because they deliver a faster return on investment than brand new stores. We are committed to a level of capital expenditures that allows us to maintain a responsible balance between operating cash flows and our level of debt.

        Very important to us is keeping our associates happy and satisfied with their jobs because they are the ones who really deliver for Rite Aid and are on the front line with our customers every day. We are creating a work environment that allows them to be successful in their careers and make Rite Aid an employer of choice.

        We will also continue to deliver on our core value of "being caring neighbors, involved in our communities in meaningful ways" by raising millions of dollars for Children's Miracle Network hospitals every year selling balloons and holding special events at our stores. And we'll continue to donate to local charities focused on health and wellness in the markets we serve through the Rite Aid Foundation, which last year donated $1.7 million from funds it raised.

        Before closing, it's important to thank all of our associates for all we have achieved in this transitional year, especially those involved with integration activities who really made the conversion process work. We are grateful for the continued loyalty of our customers and welcome former Brooks Eckerd shoppers who have adopted Rite Aid as their neighborhood drugstore; we pledge not to disappoint you. We appreciate our suppliers for their enthusiastic support of the acquisition and our Board members for their confidence that we can accomplish what we've set out to achieve. And we thank our investors for their faith in our strategy and their patience in giving us the time we need to successfully complete such a major integration.

        As I write this letter, the length and strength of the economic downturn is unclear. But our determination to succeed is not. We know we have a lot of work to do to justify investors' confidence and support. We will continue to direct all of our efforts towards building a strong future for our company. We remain committed to making Rite Aid not just a bigger company, but ultimately a much better one.

Respectfully,

Mary Sammons
 Rite Aid Chairman, President and CEO

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